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                                                                   EXHIBIT 10.24

                              OPERATING AGREEMENT
                                      FOR
                     CHICAGO - THE GRILL ON THE ALLEY LLC,
                     an Illinois limited liability company

     THIS OPERATING AGREEMENT (the "Agreement") is made as of February 1, 1999 by and between Grill Concepts, Inc., a Delaware corporation (sometimes herein called "GCI"), and The Michigan Avenue Group, a general partnership (sometimes herein called "MAG"), with reference to the following facts:

A. GCI, directly or through one or more of its subsidiaries, Grill Concepts, Inc., a California corporation ("GCICA"), and The Grill on the Alley, Inc., a California corporation ("GA"), operates The Grill on the Alley Restaurant in Beverly Hills, California and owns the uniform restaurant operating system necessary for the establishment and operation of distinctive restaurants with distinctive features, equipment, equipment designs, food formulas, inventory, manuals, training systems and accounting systems (the "Operating System") which restaurant and operating systems are identified by the service and trademarks "The Grill on the Alley" and related words and symbols (the "Existing Marks") identifying these restaurants and their goods and services. The term "Marks" shall include the Existing Marks and such other tradenames, service marks, logo types, trade symbols, emblems, signs, slogans, insignias, trademarks, designs, patents and copyrights as GCI now owns or may hereafter acquire, develop or adopt or designate for use in connection with the Operating System.

B. MAG and GCI have formed Chicago - The Grill on the Alley LLC (the "Company') to own and operate a "Grill on the Alley" restaurant ("Restaurant") on the Premises in the hotel in Chicago, Illinois commonly known as The Westin Michigan Avenue pursuant to the lease agreement dated February 16, 1999 between Company and The Westin Chicago Limited Partnership (the "Lease"). The parties desire to adopt and approve an operating agreement for the Company to own and operate the Restaurant.

     NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members" or individually as the "Member") by this Agreement set forth the operating agreement for the Company under the laws of the State of Illinois upon the terms and subject to the conditions of this Agreement.

                                  ARTICLE 1.
                                 DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

     1.1 "Act" means the Illinois Limited Liability Company Act, Section 805 Illinois Compiled Statutes, Act 180, as the same may be amended from time to time.
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     1.2 "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

     1.2(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-l(b)(2)(ii)(C) after taking into account any changes during such year in Company minimum gain and in minimum gain attributable to any Company nonrecourse debt under Regulations Section 1.704-2(d)(2) and (3); and

     1.2(b) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     1.3 "Affiliate" means any individual, partnership, corporation, trust or other entity or association, directly or indirectly controlled by, or under common control with the Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     1.4 "Agreement" means this Operating Agreement, as originally executed and as amended from time to time, which shall constitute "regulations" for purposes of the Act.

     1 .5 "Articles" means the Articles of Organization for the Company originally filed with the Illinois Secretary of State and as amended from time to time.

     1.6 "Assignee" means a person who has acquired a Distributional Interest in the Company but who has not been admitted as a Substituted Member.

     1.7 "Bankruptcy" means: (a) the filing of an application by a Member for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his or her inability to pay his or her debts as they become due.

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     1.8 "Capital Account" means with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.4.

     1.9 "Capital Budgets" are the annual capital expense budgets described in
Section 9.12.

     1.10 "Capital Contributions" means the total value of cash and fair market value of property (including promissory notes) contributed and/or services rendered or to be rendered to the Company by Members.

     I.11 "Capital Expenditure Reserve" means amounts reserved for capital expenditures as set forth in the annual Capital Budgets, approved as set forth in Section 9.12, less aggregate actual capital expenditures utilizing amounts so reserved.

     1.12 "Code" means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

     1.13 "Company" means CHICAGO - THE GRILL ON THE ALLEY LLC.

     1.14 "Company Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in Regulations Section 1.704-2(d)(1).

     1.15 "Construction Budget" is described in Section 9.11.

     1.16 "Converted Capital Contribution" means, for each Member, the principal balance of that portion of the MAG Loan from time to time converted into a Membership Interest as provided for in Section 3.2 of this Agreement.

     1.17 "Discretionary Additional Capital Contribution" is defined in Section 3.3.

     1.18 "Dissociation Event" means with respect to any Member one or more of the following: the death, insanity, bankruptcy, dissolution, withdrawal, retirement, resignation or expulsion as a Member; transfer of all or substantially all of his or its Distributional Interest; or occurrence of any other event which terminates the continued membership of any Member.

     1.19 "Distributable Cash" means the amount of cash which the Manager deems available for distribution to the Members, taking into account all Company debts, liabilities and obligations of the Company then due and amounts which the Manager deems necessary to place into reserves for customary and usual claims with respect to the Company's business; provided, however, that reserves for capital expenditures shall be established in the amount of the Capital Expenditure Reserve, but reserves for capital expenditures in excess thereof may be established only with the consent of a Supermajority Interest. Payment of the Management Fee pursuant to the Management Agreement is an expense of the Company and is not a Distribution of Distributable Cash. Payment of principal and interest upon the MAG Loan, even if payable pari passu with Distributions, is payment of a debt of the Company, or payment of interest on a debt of the Company, and is not a Distribution of Distributable Cash.

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     1.20 "Distribution" means any money or other property transferred without consideration to Members with respect to their Membership Interests in the Company, but shall not include any payments to the Manager pursuant to Section 5 or payments upon the MAG Loan.

     1.21 "Distributional Interest" means a Member's or Distributional Interest Owner's share of one or more of the Company's taxable income, taxable losses, and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of Company.

     1.22 "Distributional Interest Owner" means the owner of a Distributional Interest who is not a Member.

     1.23 "Equipment Loan" means money borrowed by Company prior to the date the Restaurant opens for business for the purpose of acquiring equipment installed in the Restaurant prior to the date it opens for business.

     1.24 "Excluded Loans" means the Equipment Loan together with any additional loans to the Company for the purpose of acquiring additional equipment for use in the Restaurant after the Restaurant opens for business, if such additional loans are approved by a Super majority Interest.

     1.25 "Existing Marks" is defined in Recital A.

     1.26 "Fiscal Year" means the Company's fiscal year, which shall be the calendar year.

     1.27 "Force Majeure" is defined in Section 6.14(c).

     1.28 "Former Member" shall have the meaning ascribed to it in Section 8.2.

     1.29 "Former Member's Interest" shall have the meaning ascribed to it in
Section 8.2.

     1.30 "GCI" means Grill Concepts, Inc., a Delaware corporation.

     I.31 "GCICA" means Grill Concepts, Inc., a California corporation.

     1.32 "GCI Warrants" means warrants to purchase seven hundred eight thousand three hundred thirty-three (708,333) shares of common stock of GCI (plus up to an additional seventy thousand eight hundred thirty-three (70,833) shares under certain circumstances) issued to the Non-Manager-Members in connection with the formation of the Company and the making of the MAG Loan, the form of which is attached hereto as Exhibit D.

     1.33 "Gross Asset Value" means, with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes; provided, however, that (i) the Gross Asset Value of any asset contributed by a Member to the Company or distributed to a Member by the Company shall be the gross fair market value of such asset (without taking into account Section 7701 (g) of the Code), as reasonably determined by the contributing or distributee Member, as

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the case may be, and the Company; (ii) the Gross Asset Values of all Company
assets shall be adjusted to equal their respective gross fair market values (without taking into account Section 7701(g) of the Code), upon the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and (iii) the Gross Asset Values of all Company assets may be adjusted in the sole and absolute discretion of the Manager to equal their respective gross fair market values (taking into account Section 7701 (g) of the Code), as reasonably determined by the Member, as of (A) the date of the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the capital of the Company or (B) upon the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of Company property including money in reduction of such Member's interest in the Company.

     1.34 "Guaranty" means the guaranty of GCI provided for in Section 3.2, in the form attached hereto as Exhibit B.

     1.35 "Initial Capital Contribution" means the Capital Contributions provided for in Section 3.1 of this Agreement.

     1.36 "Landlord" means The Westin Chicago Limited Partnership as the landlord under the Lease.

     1.37 "Lease" is defined in Recital B.

     1.38 "License Rights" is defined in Section 3.1(a) of this Agreement.

     1.39 "Liquidation" means in respect to the Company the earlier of the date upon which the Company is terminated under Section 708(b)(1) of the Code or the date upon which the Company ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and in respect to a Member where the Company is not in Liquidation means the date upon which occurs the termination of the Member's entire interest in the Company by means of a Distribution or the making of the last of a series of Distributions (in one or more years) to the Member by the Company.

     1.40 "MAG Loan" means the obligation of Company to Members other than the Manager pursuant to Section 3.2 of this Agreement.

     1.41 "MAG Note" shall mean the promissory note evidencing the MAG Loan, the form of which is attached hereto as Exhibit A.

     1.42 "Majority Interest" means Members holding more than fifty percent (50%) of the Percentage Interests.

     1.43 "Management Agreement"means the agreement attached hereto as Exhibit
E.

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     1.44 "Manager" means Grill Concepts, Inc. or any successor Manager designated herein elected pursuant to Section 5.2. Each Manager shall serve until his, her or its successor has been elected and qualified.

     1.45 "Manager's Adjusted Additional Capital Contribution" means the excess of the Mandatory Additional Capital Contribution and Discretionary Additional Capital Contribution of Manager over Distributions to Manager under Sections 6.12(b)(iii) and 6.12(b)(iv) of this Agreement.

     1.46 "Mandatory Additional Capital Contribution" means the required Capital Contributions of GCI as set forth in Section 3.3.

     1.47 "Marks" is defined in Recital A.

     1.48 "Member" means each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Articles or this Agreement or an assignee who has become a Member in accordance with Article 7, and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

     1.49 "Member Nonrecourse Debt" shall have the meaning ascribed to the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

     1.50 "Member Nonrecourse Debt Minimum Gain" means an amount with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(2).

     1.51 "Member Nonrecourse Deductions" shall have the meaning ascribed to the term "partner nonrecourse deductions" in Regulations Section 1.704-2(i).

     1.52 "Membership Interest" means a Member's entire interest in the Company including the Member's Distributional Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

     1.53 "Non-Manager-Members" means the Members other than Manager.

     1.54 "Non-Manager-Member's Adjusted Capital Contributions" means, for each Member other than Manager, the excess of (1) such Member's Initial Capital Contribution to the Company plus such Member's Converted Capital Contribution, over (2) Distributions to such Member under Section 6.12(b)(ii) of this Agreement.

     1.55 "Nonrecourse Debt" shall have the meaning set forth in Regulations
Section 1.704-2(b)(3)

     1.56 "Nonrecourse Deductions" shall have the meaning, and the amount thereof shall be, as set forth in Regulations Section 1.704-2(c).

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     1.57 "Nonrecourse Liability" shall have the meaning set forth in
Regulations Section 1.704-2(b)(3).

     1.58 "Operating System" is defined in Recital A.

     1.59 "Payment Deficit" is defined in Section 6.14(a).

     1.60 "Permitted Payment Deficit" is defined in Section 6.14(b).

     1.61 "Percentage Interest" means the percentage interest of a Member in the Company as set forth opposite the name of such Member under the column "Member's Percentage Interest" on the Schedule, as adjusted from time to time.

     1.62 "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

     1.63 "Preferred Return" means, for each Member other than Manager, a cumulative return of eight percent (8%) annually, not compounded, from the date of such a Member's Initial Capital Contribution and Converted Capital Contribution, respectively, to and including January 1, 2000; and, from and after January 1, 2000, a cumulative return compounded quarterly of eight percent (8%) per annum, on the unpaid balance of such Member's Non-Manager-Member's Adjusted Capital Contribution.

     1.64 "Premises" means the property described in the Lease.

     1.65 "Pro Rata Share" shall have the meaning ascribed to it in Section 7.8(b).

     1.66 "Profits" and "Losses" means for each fiscal year or other period, an amount equal to the Company's taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss: (i) any deductions for depreciation, cost recovery or amortization attributable to any assets of the Company shall be determined by reference to their Gross Asset Value, except that if the Gross Asset Value of an asset different from its adjusted tax basis for federal income tax purposes at any time during such year or other period, the deductions for depreciation, cost recovery or amortization attributable to such asset from and after the date during such year or period in which such difference first occurs shall bear the same ratio to the Gross Asset Value as of such date as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period from and after such date bears to the adjusted tax basis as of such date; (ii) any gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was such Gross Asset Value reduced by all amortization, depreciation and cost recovery deductions (determined in accordance with clause (i) above) which are attributable to said property; (iii) the computation of all items of income, gain, loss and deduction shall be made

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without regard to any basis adjustment under Section 743 of the Code, which may be made by the Company; (iv) any receipts of the Company that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; and (v) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations Section 1.704-l(b) shall be subtracted from such taxable income or loss.

     1.67 "Regulations" means, unless the context clearly indicates otherwise, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and the corresponding provisions of any successor regulations.

     1.68 "Remaining Members" shall have the meaning ascribed to it in Section 8.1.

     1.69 "Restaurant" is defined in Recital B.

     1.70 "Schedule" means the attachment hereto identifying the Members, their residential or business addresses, their Percentage Interests, and the Capital Contributions.

     1.71 "Scheduled Repayment" means the aggregate combined scheduled repayment
(i) of principal and interest upon the MAG Loan, (ii) Distributions effecting payment of Preferred Return attributable to the Initial Capital Contribution of Non-Manager-Member and attributable to the Converted Capital Contribution of Members, and (ii) Distributions effecting payment of the Initial Capital Contribution of Non-Manager-Members and of the Converted Capital Contribution of Members, all as set forth in Exhibit D attached hereto.

     1.72 "Supermajority Interest" means the vote of (i) Members holding more than eighty percent (80%) of the Percentage Interest, and (ii) Members holding a Majority Interest of Non-Manager-Members.

                                  ARTICLE 2.
                            ORGANIZATIONAL MATTERS

     2.1 Formation. Pursuant to the Act, the Members have formed an Illinois limited liability company under the laws of the State of Illinois by filing the Articles with the Illinois Secretary of State. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company shall be "CHICAGO - THE GRILL ON THE ALLEY LLC." The business of the Company may be conducted under the name "The Grill on the Alley". The Manager shall file or cause to be filed any assumed or fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

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     2.3 Term. The term of this Agreement shall be co-terminus with the period of duration of the Company provided in the Articles, unless extended or sooner terminated as hereinafter provided.

     2.4 Office and Agent. The Company shall continuously maintain a registered office and registered agent in the State of Illinois as required by the Act. The principal office of the Company shall be as the Manager may determine. The Company also may have such offices, anywhere within and without the State of Illinois, as the Manager from time to time may determine, or the business of the Company may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

     2.5 Purposes of Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, the Company shall not engage in any business other than the business of owning and operating Chicago - The Grill on the Alley restaurant located in the Chicago Westin Hotel, Chicago, Illinois without the consent of all Members.

                                  ARTICLE 3.
                             CAPITAL CONTRIBUTIONS

     3.1 Initial Capital Contributions. Subject to Section 9.11, the Members, as their Initial Capital Contributions, shall contribute to the capital of the Company the following:

     3.1(a) Manager shall contribute, in cash, am amount equal to all formation and closing costs in respect of the formation of the Company, the negotiation, establishment and implementation of the MAG Loan and the Lease, including but not limited to attorneys, accountants and other fees associated therewith, all of which shall be paid by the Company. In addition, the Manager is the owner of all right, title and interest, together with all goodwill connected therewith, in and to the Operating System, "Existing Marks" and Marks (collectively, the "License Rights") and shall grant to the Company, during the term of this Agreement, the exclusive rights to use the License Rights at the location covered by the Lease pursuant to, and subject to termination as provided by, the Management Agreement. The Manager shall receive no credit to its Capital Account for contribution of cash pursuant to this Section 3.1 (a) nor for contribution of the License Rights, nor shall the Manager receive any compensation for such contribution except as set forth herein.

     3.1 (b) MAG shall contribute, in cash, the sum of One Thousand Dollars ($ 1,000).

     3.2 MAG Loan. Subject to Section 9.11, MAG shall lend to the Company the sum of One Million Six Hundred Ninety-Nine Thousand Dollars ($1,699,000), bearing interest at the rate of eight percent (8%) per annum, payable as set forth in the form of the MAG Note attached hereto as Exhibit A and convertible into Membership Interests as hereinafter set forth. The proceeds of such loan shall be used solely for construction and design costs, approved pursuant to the provisions of Section 9.11. The Company, so long as the MAG Loan, or any portion thereof, is outstanding, shall not make any Distributions to its Members which are prohibited by Section 6.15 of this Agreement. MAG may convert all or any portion of such MAG Loan into

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Membership Interests at any time, and from time to time, on or before January
31, 2002. Upon such conversion, the Capital Account of MAG shall be increased in an amount equal to the then-principal balance of the MAG Loan so converted. Any interest accrued but unpaid with respect to the amount so converted shall be deemed to be an accrued but unpaid Preferred Return. GCI and GCICA shall guarantee repayment of the MAG Loan, together with interest thereon, and shall guarantee repayment of the capital into which the MAG Loan is converted, if such loan is so converted, all in the form of the Guaranty attached hereto as Exhibit
B. The Guaranty shall be secured by a Security Agreement in the form attached hereto as Exhibit C. GCI also agrees that, except for the Equipment Loan, as approved pursuant to Section 9.11, and except for additional loans to the Company for the purpose of acquiring additional equipment installed after the Restaurant opens for business, if such additional equipment loans are approved by a Supermajority Interest or are within the Capital Expenditure Reserve, Company and GCI and/or GCICA will not incur any subsequent indebtedness for borrowed monies unless such Company indebtedness is expressly subordinated to Company's obligations with respect to the MAG Loan and unless such GCI and/or GCICA indebtedness is either expressly subordinate to GCI's and GCICA's obligations with respect to the MAG Loan or is junior to the security for the Guaranty; provided, however, that nothing herein contained shall prohibit GCI and/or GCICA, as distinguished from Company, from borrowing funds which are not so subordinated or junior for (i) equipment for additional restaurants opened by GCI and/or GCICA after the date hereof; (ii) on a non-recourse basis in connection with assets acquired by GCI and/or GCICA after the date hereof for which the obligations are limited to such assets; or (iii) to refinance existing Indebtedness of GCI and/or GCICA in the aggregate amount for both GCI and GCICA not to exceed Three Million Two Hundred Thirty-nine Thousand Five Hundred Dollars ($3,239,500) inclusive of any line of credit, and upon terms not materially more onerous than the existing Indebtedness of GCI and/or GCICA comprising such amount.

     Upon such conversion, the Percentage Interests of the Members shall not be affected, but only the rights to Distributable Cash pursuant to Sections 6.12(b)(i) and 6.12(b)(ii) shall be affected.

     3.3 Additional Capital Contributions. Except as provided in this Section
3.3 and Section 6.6, the Members shall not be required to contribute additional capital to the Company. GCI shall contribute to the capital of the Company, as and when required, any and all funds necessary for the Company to complete the Restaurant in such manner as to comply with the terms of the Lease, and, additionally, in such a manner as is necessary for it to open for the operation of its business ("Mandatory Additional Capital Contribution"); provided, however, that, in lieu of contributions to provide funds, the Company may borrow the funds constituting the Equipment Loan. GCI may contribute additional capital to fund any operating losses, to fund payments of the MAG Loan or to fund payments of the Preferred Return or the Scheduled Repayments of the Initial Capital Contributions and Converted Capital Contributions ("Discretionary Additional Capital Contributions").

     3.4 Capital Accounts. The Company shall maintain on its books a Capital Account for each Member. For this purpose, "Capital Account" means with respect to each Member the amount of money contributed by such Member to the capital of the Company, increased by the Gross Asset Value of any property contributed by such Member to the capital of the Company

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(net of Liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and the amount of any Profits allocated to such Member, and decreased by the amount of money distributed to such Member by the Company (exclusive of a guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the Gross Asset Value of any property distributed to such Member by the Company (net of Liabilities securing such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and the amount of any Losses charged to such Member. To the extent an adjustment to the tax basis of any Company asset is made pursuant to Code Sections 734(b) or 743(b), and such adjustment is required by Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the Capital Accounts of the Members shall be adjusted to reflect an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), which is specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations. In the event the Gross Asset Values of Company assets are otherwise adjusted pursuant to the terms of this Agreement, the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss was allocated to the Members pursuant to the appropriate provisions of this Agreement. The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704- l (b), and shall be interpreted and applied in a manner consistent with such Regulations. The transferee of all or a portion of a Distributional Interest shall succeed to that portion of the transferor's Capital Account which is allocable to the portion of the Distributional Interest transferred. A Member who has more than one Distributional Interest in the Company shall have a single Capital Account that reflects all such Distributional Interests, regardless of the class of Distributional Interests owned by such Member and of the time or manner in which the Distributional Interests were acquired.

     3.5 Treatment of Capital Contributions. Except as otherwise specifically set forth in this Agreement, no Member shall:

     3.5(a) receive any interest on its Capital Contributions or on the balance in its Capital Account;

     3.5(b) have the right to withdraw or reduce its Capital Contributions or to receive any Distributions from the Company except for the Distributions to be made in accordance with this Agreement;

     3.5(c) have the right to demand or receive property other than cash in return for its Capital Contributions or as Distributions;

     3.5 (d) be compelled to accept a Distribution of any asset in kind from the Company in lieu of a proportionate Distribution of cash being made to other Members; or

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     3.5(e) have priority over any other Member with respect to a return of
Capital Contributions or the allocations of Profits, Losses or Distributions of Distributable Cash, except as set forth in this Agreement.

     3.6 No Obligation to Fund Capital Account Deficit. Except as set forth in this Article 3, if, after the Liquidation, allocations and Distributions described in Section 10.4, a Member has a deficit balance in its Capital Account, such Member shall not be required to fund any such deficit balance in its Capital Account.

                                  ARTICLE 4.
                                   MEMBERS

     4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

     4.2 Admission of Additional Members. The Manager may admit to the Company additional Members, from time to time, subject to the following:

     4.2(a) The Members holding a Super majority Interest must consent to the admission; and

     4.2(b) The additional Member shall make a Capital Contribution in such amount and on such terms as the Members holding a Super majority Interest determine to be appropriate based upon the needs of the Company, the net value of the Company's assets, the Company's financial condition, and the benefits anticipated to be realized by the additional Member.

     4.3 Withdrawals or Resignations. A Member other than the Manager may withdraw or resign from the Company, but such withdrawal will only result in the conversion to a Distributional Interest Owner and will not entitle the Member to any Distribution from or purchase by the Company under Section 35-60 of the Act prior to the time he would have received such Distribution from the Company as a Member or any other amount in respect of his Membership Interest, nor shall the withdrawing Member be relieved of any liabilities to the Company or its creditors. The Manager may not withdraw as a Member, but if the Manager wrongfully withdraws as a Member, it will not be entitled to any Distribution from or purchase by the Company under Section 35-60 of the Act, but its rights will be governed by the provisions of Section 8.1 of this Agreement.

     4.4 Termination of Membership Interest. Upon the transfer of a Non-Manager-Member's Membership Interest in violation of this Agreement, the withdrawal of a Non-Manager-Member in accordance with Section 4.3, or the occurrence of a Dissociation Event as to such Non-Manager-Member, unless the Company consents to the admission of a successor as a Member, the Membership Interest of such a Member shall be terminated by the Manager and Articles 7 and 8 shall apply.

     4.5 Transactions with the Company. Subject to Section 5.5 and any limitations set forth in this Agreement and with the prior approval of the Supermajority Interest after full disclosure of the Member's involvement, a Member or its affiliate may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

     4.6 Remuneration to Members. Except as specifically authorized in this Agreement, no Member is entitled to remuneration for acting in the Company business.

     4.7 Voting Rights. Except as expressly provided in this Agreement or the Articles, Members shall have no voting, approval or consent rights. The following matters shall require the vote, approval or consent of a Supermajority Interest of the Members in order to authorize or approve such act:

     4.7(a) A decision to dissolve the Company;

     4.7(b) Any amendment of the Articles or this Agreement;

     4.7(c) A decision to merge the Company with or into another entity;

     4.7(d) The continuation or election of a Manager under Section 5.2(b) and
(c) (which shall only require the vote set forth in those Sections);

     4.7(e) A decision to compromise the obligation of a Member to make a Capital Contribution or return money or property paid or distributed in violation of the Act;

     4.7(f) A sale or other disposition of all or a substantial part of the Company's assets;

     4. 7(g) The refinancing of the property of the Company if secured by such property and any borrowing of the Company if in excess of Ten Thousand Dollars ($10,000) other than the Equipment Loan or the MAG Loan;

     4.7(h) Approval of the Construction Budget and any capital expense budget providing for capital expenditures in excess of the Capital Expenditure Reserve;

     4.7(i) Approval of a material deviation from the Construction Budget and Capital Budgets;

     4.7(j) A decision to change the nature of the business or any other fundamental decisions covering the business operations or structural organization of the Company;

     4.7(k) Approval of transactions between the Company and any Member or Manager, except as otherwise expressly set forth herein;

     4.7(1) The admission of additional Members to the Company; and

     4.7(m) The lending of any money of the Company or the guarantying or becoming liable for, directly or indirectly, the debts, obligations or liabilities of anyone other than the Company.

     4.8 Meetings of Members. Meetings of Members may be held in accordance with the Act.

                                  ARTICLE 5.
                     MANAGEMENT AND CONTROL OF THE COMPANY

     5.1  Management of the Company by Manager.

     5.1 (a) Exclusive Management by Manager. Except as otherwise provided herein, the business, property and affairs of the Company shall be managed exclusively by the Manager pursuant to the Management Agreement, to the extent such Management Agreement is applicable. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to, perform or cause to be performed any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

     5.1 (b) Agency Authority of Manager. The Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, and to sign contracts and obligations on behalf of the Company. Notwithstanding the foregoing, during the construction of the Restaurant, the expenditure of the funds set forth on the Construction Budget submitted pursuant to Section 9.11 hereof shall require the signature of the Manager and one representative of the Members other than the Manager.

     5.2 Appointment of Manager.

     5.2(a) Number and Qualifications. The Company shall have one (1) Manager which initially shall be Grill Concepts, Inc. The Manager must be a Member.

     5.2(b) Removal. The Members shall not have the right to remove a Manager except for the Good Cause set forth in the Management Agreement by a vote of the Majority Interest of the Non-Manager-Members and except that this provision is not intended to vary the rights granted under Section 35-45(6) of the Act. The removal of a Member as a Manager, at the election of the Majority Interest of the Non-Manager-Members, shall be a Dissociation Event and, upon such election, shall affect the Manager's rights as a Member and shall constitute a withdrawal of the Manager as a Member.

     5.2(c) Vacancies. Any vacancy occurring for any reason in the position of Manager may be filled by the Majority Interest of the Members other than the Manager as set forth in Section 4.7.

     5.2(d) Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. No Member, acting solely in such capacity, is an agent of the Company. Unless expressly and duly authorized in writing to do so by a Manager or Managers, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

     5.3 Performance of Duties: Liability of Managers. The Manager shall perform his managerial duties in good faith, in a manner it reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

     5.3(a) one or more officers, employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented; or

     5.3(b) any attorney, independent accountant, or other person as to matters which the Manager reasonably believes to be within such person's professional or expert competence.

     A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

     5.4 Devotion of Time. The Manager is not obligated to devote all of his time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort, and skill as is necessary and appropriate for the operation of a first-class, fine dining restaurant in the same manner as the Grill in Beverly Hills, California.

     5.5 Transactions between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, and may cause his Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is approved by the Super majority Interest. The Members acknowledge and by their execution hereof approve the management fee to the Manager, in addition to Distributions to the Manager under Article 6, as a guaranteed payment of the Company equal to five percent (5%) of the gross receipts from the operation of the business, excluding the sale of the business and any extraordinary events, such as condemnation, insurance proceeds pursuant to the Management Agreement, reduceable to three percent (3%) pursuant to Section 6.13 of this Agreement. This Management Fee (in addition to the share of Profits and Distributions under Article 6, shall be the sole and entire payment to the Manager for its services hereunder, and there shall be no other charge for overhead, administration, organization, accounting, salaries or any other expenses which are not direct on-site expenses of the Company at the Premises without the consent of a Supermajority Interest of the Members or as is provided in the Management Agreement.

     5.6 Conflicts.

     5.6(a) Any Member (other than the Manager) and its officers, directors, shareholders, partners, members, managers, agents, trustees, employees or affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the Company's business and might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities, or to the income or proceeds derived therefrom. The Members (other than the Manager) and their officers, directors, shareholders, partners, members, managers, agents, trustees employees and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.

     5.6(b) The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company. The Members acknowledge that the Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Except as set forth herein, the Members hereby waive any and all rights and claims which they may otherwise have against the Members and their officers, directors, shareholders, partners, trustees, members, managers, agents, employees and Affiliates as a result of any of such activities.

     5.7 Expenses. The Company shall reimburse the Manager and its Affiliates only for the actual cost of goods and materials used for or by the Company if acquired from Manager.

     5.8 Acts of Managers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other person, when signed by the Manager is not invalidated as to the Company by any lack of authority of the signing Manager in the absence of actual knowledge on the part of the other person that the signing Manager had no authority to execute the same.

     5.9 Officers.

     5.9(a) Appointment of Officers. The Manager may appoint employees of the Company as officers at any time as necessary for the operation of the Company. The officers shall serve at the pleasure of the Manager, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Illinois or citizen of the United States. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.

     5.9(b) Removal. Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

     5.9(c) Salaries of Officers. Subject to Sections 5.5 and 5.7, the salaries of all on-site employees of the Company shall be fixed by the Manager.

     5.9(d) Acts of Officers as Conclusive Evidence of Authority. Any contract, certificate, statement, or other instrument in writing which is incurred in the ordinary course of business and the daily operation of the Company, and any assignment or endorsement thereof, executed or entered into between the Company and any other person, when signed by any officer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other person that the signing officers had no authority to execute the same.

     5.10 Limited Liability. No person who is a Manager or officer or both a Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

                                  ARTICLE 6.
                        ALLOCATIONS OF PROFIT AND LOSS
                               AND DISTRIBUTIONS

     6.1 Time of Allocations. The determination of Profit and Loss allocations shall be made as soon as practicable after the end of each Fiscal Year of the Company.

     6.2 Allocations of Profits and Losses. In each Fiscal Year of the Company, Profits and Losses shall be allocated to the Manager, except that a gross income allocation shall be made to the Non-Manager-Members in the amount of Distributions to such Members pursuant to Sections 6.12(b)(i) and 6.12(b)(v).

     6.3 Nonrecourse Deductions: Minimum Gain Chargeback.

     6.3(a) Nonrecourse Deductions of the Company (other than Member Nonrecourse Deductions) shall be aggregated with all other items of Company income, gain, loss and deduction in determining Profits and Losses of the Company.

     6.3(b) Except as provided in Regulations Section 1.704-2(f)(2) and (3), if there is a net decrease in Company Minimum Gain for a Company taxable year, each Member shall be allocated items of Company income and gain for that year equal to that Member's share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g)(2). Any Company Minimum Gain required to be charged back pursuant to the preceding sentence shall consist first of gain recognized from the disposition of Company property subject to one or more nonrecourse liabilities of the Company (other than any Member Nonrecourse Debt), and then if necessary of a pro rata portion of the Company's other items of income and gain for that year. If the amount of Company Minimum Gain required to be recognized pursuant to the first sentence of this Section 6.3(b) exceeds the Company's income and gains for that year, such excess shall carry over and be recognized under this Section 6.3(b) in each succeeding year until such excess is eliminated.

     6.4 Member Nonrecourse Deductions.

     6.4(a) Member Nonrecourse Deductions for any fiscal year shall, notwithstanding any other provision of this Article 6, be allocated to the Member or Members who bear the economic risk of loss for the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable under Regulations Section 1 .704-2(c). Economic risk of loss shall be determined under the rules of Regulations Section 1.752-2. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deduction attributable thereto shall be allocated to the Members in accordance with the ratios in which they share such risk of loss.

     6.4(b) Except as provided in Regulations Section 1.704-2(i)(4), if there is a net decrease in the minimum gain attributable to a Member Nonrecourse Debt of the Company during a taxable year, then each Member with a share of minimum gain attributable to Member Nonrecourse Debt at the beginning of such taxable year shall be allocated income and gain for the taxable year (and, if necessary, subsequent years) in proportion to, and to the extent of the portion of the Member's share of the net decrease in minimum gain attributable to such Member Nonrecourse Debt. Any minimum gain required to be charged back pursuant to the preceding sentence shall consist first of gains recognized from the disposition of Company property subject to Member Nonrecourse Debt, and then if necessary of a pro rata portion of the Company's other items of income and gain for that year.

     6.5 Qualified Income Offset. Notwithstanding Section 6.2, after the application of Sections 6.3 and 6.4, and in the event any Members unexpectedly receive any adjustments, allocations, or distributions described in Regulations
Section 1.704-l(b)(2)(ii)(d)(4), (5), or (6), items of Company profits shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts (excluding from such deficit balance amounts Members are obligated to restore under this Agreement) created by such adjustments, allocations, or distributions as quickly as possible and in a manner which complies with Regulations Section 1.704-l(b)(2)(ii)(d).

     6.6 Treatment of Special Allocations. Any special allocations of items of Company income and gain pursuant to Sections 6.3, 6.4 and 6.5 are intended to comply with the requirements of Regulations Section 1.704-2 and shall be construed and applied consistent therewith. For so long as Revenue Procedure 95-10 is in effect, notwithstanding anything else herein, the Manager shall be allocated the minimum amounts of Profits and Losses and shall make the minimum amount of Capital Contributions, if any, required by such Revenue Procedure.

     6.7 Tax Credits. All tax credits shall, subject to the applicable provisions of the Code and Regulations Section 1.704-l(b), be allocated to the Members in accordance with their respective Percentage Interests in the Company as of the time the tax credit arises. Each Member's allocable share of any tax credit recapture shall bear the same ratio to the total credit recapture as such Member's share of the original tax credit subject to recapture.

     6.8 Depreciation Recapture. To the extent possible, each Member's allocable share of Company Profits which is characterized as ordinary income pursuant to Sections 1245 or 1250 of the Code, with respect to the disposition of an item of Company property shall bear the same ratio to the total Profits of the Company so characterized as such Member's share of the past depreciation and/or cost recovery deductions taken with respect to the item of property bears to all the Member's past depreciation and/or cost recovery deductions with respect to that property.

     6.9 Differing Tax Basis: Tax Allocation. The Members shall cause depreciation and/or cost recovery deductions and gain or loss with respect to each item of property to be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and Regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its Gross Asset Value. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.9 are solely for purposes of federal and state income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

     6.10 Sharing Between Transferor and Transferee.

     6.10(a) Upon the transfer of all or any part of the Interest of a Member, Profits and Losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the Manager is in the best interests of the partnership, provided such method is in conformity with the methods prescribed by Section 706 of the Code and Regulations Section 1.706-l(c)(2)(ii). Distributions of Distributable Cash shall be made to the holder of record of an Economic Interest on the date of distribution. Any transferee of an Economic Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Economic Interest; provided, however, that if such transfer causes a termination of the Company pursuant to Section 708(b)(1)(B) of the Code, the Capital Accounts of all Members, including the transferee, shall be redetermined as of the date of such termination in accordance with Regulations Section 1.704-l(b).

     6.10(b) Subject to the provisions of the Regulations Section 1.704-l(b), adjustments to the adjusted tax basis of Company property under Section 743 and 732(d) of the Code shall not be reflected in the Capital Account of the transferee Member or on the books of the Company, and subsequent Capital Account adjustments for distributions, depreciation, amortization, and gain or loss with respect to such property shall disregard the effect of such basis adjustment.

     6.11 Excess Nonrecourse Liability Safe Harbor. Pursuant to Regulations
Section 1.752-3(a)(3), solely for purposes of determining each Member's proportionate share of the "excess nonrecourse liabilities" of the Company (as defined in Regulations Section 1.752-3(a)(3)), the Members' respective interests in Company profits shall be their Member Percentage Interests.

     6.12 Distribution of Distributable Cash.

     6.12(a) The Manager shall make Distributions of Distributable Cash no less frequently than quarterly during a Fiscal Year to the extent of Distributions under Sections 6.12(b)(i) and 6.12(b)(ii), even though such Distributions are necessarily prior to the final determination of Profit and Loss allocations and Distributions to be made for that Fiscal Year. Any Distributions prior to the end of a Fiscal Year shall be deemed only an advance against the Distributions to be made at the end of that Fiscal Year and shall be subject to a final determination of the actual amount to be distributed for that Fiscal Year. The Manager shall make Distributions of the balance of the Distributable Cash attributable to a Fiscal Year annually. Such Distributions shall be made promptly upon determination of the actual Distributable Cash for such Fiscal Year, but in all events within forty-five (45) days after the end of such Fiscal Year.

     6.12(b) Except as provided in Section 10.4, in each Fiscal Year of the Company, Distributions of Distributable Cash shall be made to the Members as follows:

           (i) First, to the payment of the Preferred Return until the entire accrued but unpaid Preferred Return has been paid pursuant to this Section 6.12(b)(i) in the proportion that the Preferred Return has accrued.

           (ii) Second, to the Members other than the Manager in amounts sufficient to pay their Initial Capital Contributions and their Converted Capital Contributions on a quarterly basis in accordance with the Scheduled Repayments.

     (iii) Third, to the Manager in an amount sufficient to repay its Discretionary Additional Capital Contributions; provided, however, that such payments are subordinated to current payments then due and to prior payments remaining outstanding under Sections 6.12(b)(i) and 6.12(b)(ii).

     (iv) Fourth, to the Manager in an amount sufficient to repay its Mandatory Additional Capital Contribution, without interest, in thirty-nine (39) equal quarterly installments, the first payment of which will be made on April 1, 2000; provided, however, that such payments are subordinated to current payments then due and to prior payments remaining outstanding, under Sections 6.12(b)(i) and 6.12(b)(ii).

     (v) Thereafter, to the Members in accordance with their Percentage
Interests.

     6.13 In-Kind Distributions. Assets of the Company (other than cash) shall not be distributed in kind to the Members without the prior approval of all Members. If any assets of the Company are distributed to the Members in kind for purposes of this Agreement, such assets shall be valued on the basis of the Gross Asset Values thereof (without taking into account Section 7701(g) of the Code) on the date of distribution. Any Member entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Member(s) so entitled with an undivided interest in such assets in the amount agreed to by such Members. Upon such distribution, the Capital Accounts of the Members shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Members pursuant to the appropriate provisions of this Agreement had the Company sold the assets being distributed for their Gross Asset Values (taking into account Section 7701 (g) of the Code) immediately prior to their distribution.

     6.14 Adjustment to Distributions.

     6.14(a) In the event that any of the following occur, there shall be deemed to be a Payment Deficit: (i) the Preferred Return is not paid on January 1, 2000 and thereafter on a quarterly basis; (ii) repayment of the Initial Capital Contributions or the Converted Capital Contributions of the Members other than the Manager are not made on a quarterly basis in accordance with the Scheduled Repayments and Section 6.12(b)(ii); or (iii) payment of principal and interest upon any portion of the MAG Loan from time to time outstanding is not timely made on January 1, 2000 and thereafter on a quarterly basis. If a Payment Deficit at any time exceeds the Permitted Payment Deficit, without limiting any remedies under the MAG Note, in addition to the remedies under the MAG Note and at the election of MAG, the following shall occur: (a) the Management Fee provided for in Section 5.5 shall be reduced in perpetuity to three percent (3%) and shall be subordinated to payments upon the MAG Loan and to Distributions under Section 6.12(b)(i) and 6.12(b)(ii); and (b) the Percentage Interest of Manager shall be reduced in perpetuity to one percent (1%) and the Percentage Interests of the Members other than the Manager shall be increased to ninety-nine percent (99%) proportionately to their Percentage Interests immediately prior to such increase.

     6.14(b) The Permitted Payment Deficit shall mean a Payment Deficit of up to One Hundred Twenty-Six Thousand Three Hundred Eighty-One Dollars and Eighty-Nine Cents ($126,381.89) which has not been outstanding for more than nine (9) months; provided, however, that the total Payment Deficit does not exceed Two Hundred Fifty-Two Thousand Seven Hundred Sixty-Three Dollars and Seventy-Eight Cents ($252,763.78); and provided, further, that at any time a Payment Deficit of $126,381.89 has been outstanding for more than nine (9) months, no more recent Payment Deficit may exist. For purposes of the calculation or determination of the amounts of a Payment Deficit, (a) all of the obligations described in clauses (i), (ii) and (iii) above with respect to any quarterly payment date shall be aggregated; and (b) any such quarterly payment which is not paid in full shall be deemed to be unpaid in its entirety, in order to avoid manipulation by partial payments. Payments shall be applied first to the most recent payment due so as to preclude avoidance of a Payment Deficit by selectively choosing the application of payments to particular installments. As an example of the application of the preceding three sentences, if a payment of Sixty-Three Thousand One Hundred Ninety Dollars and Ninety-Four Cents ($63,190.94) due on April 1 were not made, and if payments of $63,190.94 due on the following July 1, October 1 and January 1 were not made, on the following April 1, there would be $126,381.88 outstanding more than nine (9) months and there would be $252,763.78 past due. In order to avoid a Payment Deficit in excess of the Permitted Payment Deficit, a payment on April 1 of past due amounts of $126,381.88 plus a payment of the then-current amount of $63,190.94 would be required. If such payments were not made on such April 1, the Payment Deficit would exceed the Permitted Payment Deficit and the provisions of Section 6.14(a) would apply. If such payments were made on April 1, and if the full payment due on July 1 were not made, there would then be a Payment Deficit in excess of the Permitted Payment Deficit in that there would be a Payment Deficit of $126,381.89 outstanding for more than nine (9) months and there would exist a more recent Payment Deficit as well. It is the understanding of the parties that there may exist at all times a Payment Deficit of $126,381.89, unless it has been outstanding for more than nine (9) months and a more recent Payment Deficit exists.

     6.14(c) Notwithstanding the provisions of Sections 6.14(a) and 6.14(b), the failure to make the payment of the Preferred Return due on January 1, 2000 or the payment of interest due on January 1,2000 shall not be deemed to constitute a Payment Deficit unless and until payment of both of such amounts are not made on or before January 2, 2001. In the event such payments are not made on or before January 2, 2001, they shall be deemed to have been a Payment Deficit from and after January I,2000 in determining the existence of a Payment Deficit in excess of the Permitted Payment Deficit. In addition, notwithstanding the provisions of Section 6.14(b) which provide that "payments shall be applied first to the most recent payment due," Manager may direct that any payments made on or before January 2, 2001 be applied to either or both of the Preferred Return due on January 1, 2000 or to the interest due on January 1, 2000.

     6.14(d) Notwithstanding the provisions of Sections 6.14(a), 6.14(b) and 6.14(c), in the event the Restaurant is not open for business by reason of an uninsured force majeure, payments due during the Force Majeure Period shall not be deemed delinquent until the expiration of the Grace Period. At the election of Company, payments deferred by reason of the Force Majeure Period may either be paid in full together with interest thereon on or before the end of the Grace Period or may be added to the balance of MAG Loan and the amortization of the MAG Loan adjusted to provide for equal quarterly amortization over the balance of the term of the MAG Loan (or, if applicable, the Distributions required by Sections 6.12(b)(i) and 6.12(b)(ii)). The Force Majeure Period shall be the lesser of (i) the length of time the Restaurant is not open for business by reason of an uninsured force majeure, or (ii) one (1) year. The Grace Period shall commence at the end of the Force Majeure Period and shall continue for a length of time equal to the length of the Force Majeure Period. Force majeure is an act or event beyond the control of Manager, providing Manager has taken reasonable precautions against such act or event and providing such act or event cannot be attributed to the negligence or willful nonperformance or misconduct of Manager. Such act or events include wars, embargoes, riots, civil disturbances, fires, storms, floods, typhoons, earthquakes and other natural calamities, strikes and labor disputes, interruption of transportation and public-utility strikes, government act and restrictions, and other causes which cannot be overcome or prevented by due diligence. Such acts or events do not include any financial or economic inability of Manager to perform.

     6.14(e) Notwithstanding the application of payments for purposes of determining the nature and extent of a Payment Deficit, all delinquent payments of any of the obligations described in clauses (i), (ii) and (iii) of Section 6.14(a) shall bear interest at eight percent (8%) per annum until paid.

     6.15 Special Restriction on Distributions. The Company shall not make any Distributions of Distributable Cash to its Members, except for Distributions pursuant to Sections 6.12(b)(i) and

     6.12(b)(ii), pari passu with payments of principal and interest made upon the MAG Loan, at any time there exists a Default on such MAG Loan, or if there exists any condition, event or act which with the giving of notice or passage of time or both would constitute a Default on the MAG Loan.

     6.16 Restriction on Distributions.

     6.16(a) No Distribution shall be made if, after giving effect to the
Distribution:

          (i) The Company would not be able to pay its debts as they become due in the usual course of business; or

          (ii) The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the Distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the Distribution.

     6.16(b) The Manager may base a determination that a Distribution is not prohibited hereunder on any of the following:

          (i) Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;

          (ii)  A fair valuation; or

          (iii) Any other method that is reasonable in the circumstances.

     The effect of a Distribution is measured as of the date the Distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days of the date of authorization.

     6.16(c) A Member or Manager who votes for a Distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the Distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member or Manager did not act in compliance with Section 6.14(b) or Section 10.5. Any Member or Manager who is so liable shall be entitled to compel contribution from (i) each other Member or Manager who also is so liable and (ii) each Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of the Agreement or the Act.

     6.17 Return of Distributions. Except for Distributions made in violation of the Act or this Agreement, no Member or Distributional Interest Owner shall be obligated to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by a Member or Distributional Interest Owner or paid by a Member or Distributional Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Distributional Interest Owner

                                  ARTICLE 7.
                     TRANSFER AND ASSIGNMENT OF INTERESTS

     7.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its, his or her Membership Interest except with the prior written consent of the Supermajority Interest, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the Supermajority Interest may determine. Transfers in violation of this Article 7 shall only be effective to the extent set forth in Section 7.7. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

     7.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of its, his or her Membership Interest: (i) without registration under applicable federal and state securities laws, or if requested by the Manager, unless the Member delivers an opinion of counsel satisfactory to the Manager that registration under such laws is not required; and (ii) if the Membership Interest to be transferred, assigned, sold or exchanged, when added to the total of all other Membership Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Code, as determined by the Manager.

     7.3 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of Sections 7.1 and 7.2 relating to consent of Members, securities and tax requirements hereof are met, (ii) such Person executes an instrument reasonably satisfactory to the Manager accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     7.4 Permitted Transfers.

     7.4(a) The Membership Interest of any Member other than Manager may be transferred subject to compliance with Section 7.2, and without the priorwritten consent of Members as required by Section 7.1, by the Member (i) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such spouse, parent, sibling, in-law, child or grandchild of the Member, (ii) to any Affiliate of the Member; it being agreed that in executing this Agreement, each Member has consented to such transfers, or (iii) to any other Member, including Manager. For purposes of this Section, a partner of MAG shall be deemed to be an Affiliate of MAG.

     7.4(b) The Membership Interest of Manager may be transferred subject to compliance with Section 7.2 above, and without the prior written consent of Members as required by Section 7.1 above, to a Person pursuant to a merger or consolidation of Manager or the sale of all or substantially all of Manager's assets; provided, however, that the successor has a net worth not less than that of Manager at the time of such transfer, and that the successor expressly assumes the obligations of Manager under this Agreement.

     7.5 Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest shall be effective on the first day of the month following the date upon which the requirements of Sections 7.1, 7.2, 7.3 and/or 7.4 have been met. The Manager shall provide the Members with written notice of such transfer as promptly as possible after the requirements of Sections 7.1, 7.2, 7.3 and/or 7.4 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

     7.6 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under the Articles or this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by his or her legal representative or successor.

     7.7 No Effect to Transfers in Violation of Agreement. Upon any transfer of a Membership Interest in violation of this Article 7, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Distributional Interest Owner and thereafter shall only receive the share of the Company's taxable income, taxable loss and Distributions of the Company's assets to which the transferor of such Distributional Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Manager, a transfer in violation of this Article 7 would cause the termination of the Company under Section 708(b) of the Code, in the sole discretion of the Manager, the transfer shall be null and void and the purported transferee shall not become either a Member or an Distributional Interest Owner.

     7.8 Right to Purchase Non-Distributional Interest. Upon and contemporaneously with any transfer, assignment, conveyance or sale (whether arising out of an attempted charge upon that Member's Distributional Interest by judicial process, a foreclosure by creditor of the Member or otherwise) of all or any portion of a Member's Distributional Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company for a purchase price of One Dollar ($1) for each Percentage Interest transferred, all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Distributional Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member. Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interests from a Member who transfers a Membership Interest in violation of this Article 7 is not unreasonable under the circumstances existing as of the date hereof.

     7.9 Right of FirstRefusal. Each time a Member proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its, his or her Membership Interest (or as required by operation of law or other involuntary transfer to do so), except for transfers permitted by Section 7.4, such Member shall first offer such Membership Interest to the Company and the non-transferring Members in accordance with the following provisions:

     7.9(a) Such Member shall deliver a written notice to the Company and the other Members stating (i) such Member's bona fide intention to transfer such Membership Interest, (ii) the name and address of the proposed transferee, (iii) the Membership Interest to be transferred, and (iv) the purchase price and terms of payment for which the Member proposes to transfer such Membership Interest.

     7.9(b) Within thirty (30) days after receipt of the notice described in
Section 7.9(a), each non-transferring Member shall notify the Manager in writing of its, his or her desire to purchase a portion of the Membership Interest being so transferred. The failure of any Member to submit a notice within the applicable period shall constitute am election on the part of that Member not to purchase any of the Membership Interest which may be so transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Membership Interest in the same proportion that such Member's Percentage Interest bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the Membership Interest being transferred (the "Pro Rata Share"). In the event any Member elects to purchase less than all of its, his or her Pro Rata Share, then the other Members can elect to purchase more than their Pro Rata Share. If such Members fail to purchase the entire Membership Interest being transferred, the Company may purchase any remaining share of such Membership Interest.

     7.9(c) Within ninety (90) days after receipt of the notice described in
Section 7.9(a) the Company and the Members electing to purchase such Membership Interest shall have the first right to purchase or obtain such Membership Interest upon the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration, the Company and such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.

     7.9(d) If the Company and/or the other Members elect not to purchase all of the Membership Interest designated in such notice, then the transferring Member may transfer the Membership Interest described in the notice to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of the Company's and the other Members' right to purchase such Membership Interest, (ii) is made at the price and terms designated in such notice, and (iii) the requirements of Sections 7.1 and 7.2 relating to consent of the Members, securities and tax requirements hereof are met. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

                                  ARTICLE 8.
                      CONSEQUENCES OF DEATH, DISSOLUTION,
                           RETIREMENT OR BANKRUPTCY

     8.1 Dissociation Event. Upon the occurrence of any Dissociation Event, the Company shall not dissolve. In the event of a Dissociation Event with respect to the Manager or the termination of the Management Agreement due to the fault of Manager, the Manager hereby agrees that, upon the election of the Majority Interests of the Non-Manager-Members, it shall sell its entire Membership Interest in the Company back to the Company for the sum of One Dollar ($1), it being the agreement of the Members that any voluntary withdrawal, retirement, resignation of the Manager or removal of the Manager for Good Cause as set forth in the Management Agreement and Section 5.2(c), which shall be an expulsion, or the bankruptcy or dissolution of the Manager or the termination of the Management Agreement due to the fault of Manager, so that the Manager no longer performs its obligations hereunder and under the Management Agreement, is an event which would cause such harm to the Company that such purchase is a fair payment to the Manager for its Membership Interest and not a penalty or forfeiture. In the event that the Manager is dissociated, or the Manager's Membership Interest is sold back to the Company as provided for in the previous sentence, the remaining members ("Remaining Members") voting by a Majority Interest shall elect a new Manager.

     8.2 Withdrawal. A Member shall not have the right to withdraw from the Company except as provided in Section 4.3. If a Member withdraws as provided in
Section 4.3, it, he or she will be treated as a Former Member. In the event of the occurrence of a Dissociation Event to a Member who is not a Manager, the Member or his successor-in-interest shall become a Former Member and shall only have an Distributional Interest and not a Membership Interest as described in Sections 7.5 and 7.6 unless the Members consent to the admission of a successor-in-interest pursuant to Article 7.

     8.3 Buyout Right.

     8.3(a) In the event that GCI is then the Manager and it is acquired in a transaction resulting in a Change of Control of GCI, GCI has the option exercisable for the ninety (90) day period commencing on the date of such Change of Control to purchase the Membership Interest of the Members other than the Manager for the sum of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "Basic Purchase Price"), plus any accrued but unpaid Preferred Return (the "Preferred Return Purchase Price") (the Preferred Return Purchase Price plus the Basic Purchase Price are the "Membership Interest Purchase Price"), provided that GCI also concurrently acquires from the holders of any remaining MAG Loan such remaining MAG Loan for its then-face value plus all accrued but unpaid interest thereon (the 'Note Purchase Price'). The Membership Interest Purchase Price shall be paid to such Members in the ratio of their Percentage Interests. The Note Purchase Price shall be paid to the holders of the MAG Loan proportionately to their interest. The Basic Purchase Price will be reduced proportionately by the proportion that GCI Warrants previously exercised by the Members other than the Manager bear to the number of GCI Warrants issued to such Members. The Members will be required to relinquish any GCI Warrants not exercised prior to notice to them by GCI of the exercise of the within option. The proportionate reduction of the Basic Purchase Price shall relate solely to the Basic Purchase Price and shall not affect the Preferred Return Purchase Price or the Note Purchase Price. Change of Control shall mean a transaction, or a series of related transactions, pursuant to which more than fifty percent (50%) of the stock of GCI, or substantially all of the assets of GCI, is acquired by a third party who is not at the date of this Agreement the beneficial owner of more than five percent (5%) of the stock of GCI.

     8.3(b) In the event GCI determines to exercise the option, GCI shall send a written notice to each of the Members and each of the holders of the MAG Loan specifying a closing date of not more than sixty (60) days from the exercise of the option and setting forth the computation of the Membership Interest Purchase Price and the Note Purchase Price. At the closing, GCI shall pay the Membership Interest Purchase Price and the Note Purchase Price in cash, and the Members and holders of the MAG Loan shall perform all such acts and execute all such documents and assurances as reasonably may be required by Manager, to convey to Manager the Membership Interests in the Company, or the interest in the MAG Loan, free and clear of all liens, claims or encumbrances.

                                   ARTICLE 9
                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with Generally Accepted Accounting Principles. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

     9.1 (a) A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Distributional Interest Owner;

     9.1 (b) A current list of the full name and business or residence address of each Manager;

     9.1 (c) A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

     9.1 (d) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

     9.1 (e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

     9.1 (f) Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

     9.1 (g) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

     9.2 Delivery to Members and Inspection.

     9.2(a) (i) Upon the request of any Member or Distributional Interest Owner for purposes reasonably related to the interest of that Person as a Member or Distributional Interest Owner, the Manager shall promptly deliver to the requesting Member or Distributional Interest Owner, at the expense of the Company, a copy of the information required to be maintained by Sections 9.1
(a), (b) and (d).

          (ii) The Manager shall deliver to the Members at least quarterly copies of the financial statements of the Company for the most recent quarter and the year to date, containing at least a balance sheet, profit and loss statement, and Manager's narrative explanation.

     9.2(b) Each Member, Manager and Distributional Interest Owner has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Manager or Distributional Interest Owner, to:

          (i) inspect and copy during normal business hours any of the Company records described in Sections 9.1(a) through (g); and

          (ii) obtain from the Manager, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

     9.2(c) Any request, inspection or copying by a Member or Distributional Interest Owner under this Section 9.2 may be made by that Person or that Person's agent or attorney.

     9.3 Annual Statements.

     9.3(a) The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' federal and state income tax returns. The Manager shall send or cause to be sent to each Member or Distributional Interest Owner as soon as practicable after the end of each fiscal year such information as is necessary to complete federal and state income tax or information returns, and, a copy of the Company's federal, state, and local income tax or information returns for that year.

     9.3(b) The Manager shall cause to be filed at least annually with the Illinois Secretary of State the report required under Section 50-1 of the Act.

     9.4 Financial and Other Information. The Manager shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Manager shall distribute to the Members, promptly after the preparation or receipt thereof by the Manager, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person.

     9.5 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Illinois Secretary of State.

     9.6 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

     9.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of his accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes. The Company's accountant shall be selected by the Manager.

     9.8 Tax Matters for the Company Handled by Manager. Manager shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members. Manager shall be designated as "Tax Matters Partner" (as defined in Code Section 6231), to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend the Company funds for professional services and costs associated therewith. In its capacity as "Tax Matters Partner," Manager shall oversee the Company tax affairs in the overall best interests of the Company.

     9.9 Tax Status and Returns. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby confirms that the Company will be subject to all provisions of Subchapter K of Chapter I of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

     9.10  Tax Withholding.

     9.10(a) The Manager is authorized and directed to cause the Company to withhold from or pay on behalf of any Member the amount of federal, state, local or foreign taxes that the Manager, after consultation with such Member, reasonably believes the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446 and any taxes imposed by any state or other taxing jurisdiction on the Company as an entity. Without limiting the foregoing, the Manager shall cause the Company to withhold (and remit to the appropriate governmental authority), from amounts otherwise distributable to a Member, any taxes that such Member notifies the Manager in writing should be withheld, which notice shall be given by any Member who becomes aware of any withholding obligation to which it is subject and shall specifically set forth, inter alia, the rate at which tax should be withheld and the name and address to which any amounts withheld should be remitted.

     9.10(b) If the Company is required to withhold and pay over to taxing authorities amounts on behalf of a Member exceeding available amounts then remaining to be distributed to such Member, such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand, together with interest at the applicable federal rate determined from time to time under Code Section 7872(f)(2) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Manager in its sole discretion, either (i) out of any distributions from the Company which the Member is (or becomes) entitled to receive, or (ii) by the Member in cash upon demand by the Member (said Member bearing all of the Company's costs of collection, including reasonable attorneys' fees, if payment is not remitted promptly by the Member after such a demand for payment).

     9.10(c) Each Member agrees to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and agrees to provide the Company with such information as the Manager may reasonably request from time to time in connection with such obligations.

     9.11 Construction Budget: Advance of MAG Loan. The Manager shall prepare a Construction Budget for the opening of the restaurant and deliver such Construction Budget to the Members at least concurrently with the delivery of the detailed preliminary plans and specifications, if any, required under the Lease. The Super majority Interest must approve such Construction Budget concurrently with the approval of the Landlord, if required, of the Tenant's plans under the Lease. The Initial Capital Contributions from the Non-Manager-Members and the MAG Loan shall be contributed and advanced, respectively, on February 1, 1999, but may not be utilized prior to the approval by the Supermajority Interest of the Construction Budget and approval by the Landlord, if required under the Lease. In the event that Landlord does not approve of the Company's plans and specifications or the Supermajority Interest does not approve of the Construction Budget, the contributions and loans shall be returned to MAG. The Preferred Return, and interest upon the MAG Loan, shall commence on February 1, 1999. The MAG Loan shall be placed into a special construction account in the name of Company. Such account shall be subject to the control of MAG, which shall designate the signatories thereon. The MAG Loan shall be released from time to time upon the submission by Manager to MAG of evidence of progress of the completion of construction in accordance with the provisions of the Construction Budget. If, at any time, it appears that the construction will exceed the Construction Budget, Manager shall place the amount of such anticipated excess in an escrow account to assure completion. The establishment of such account is a condition precedent to the continued release of the MAG Loan.

     9.12 Annual Budget. The Manager shall present an annual operating budget and annual capital expense budget in December of each year for the following year. The capital expense budget shall be subject to the approval of Members holding a Majority Interest of the Non-Manager-Members, which approval shall not be unreasonably withheld or delayed.

                                  ARTICLE 10.
                          DISSOLUTION AND WINDING UP

     10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of and its affairs wound up on the first to occur of the following:

     10.1(a) Upon the happening of any event of dissolution specified in the Articles;

     10.1(b) Upon the entry of a decree of judicial dissolution pursuant to the Act;
     10.1(c) Upon the vote of the Members holding the Percentage Interests set forth in Section 4.7; or

     10.1(d) The sale of all or substantially all of the assets of the Company.

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

     10.2 Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager, if he has not wrongfully dissolved the Company, or if he has, then the Members, shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities and assets of the Company, shall either cause its assets to be sold or distributed, and if sold (as promptly as is consistent with obtaining the fair market value thereof) shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

     10.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the taxable income or taxable loss that would have resulted if such asset were sold for such value, such taxable income or taxable loss shall then be allocated pursuant to
Article 6, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Manager orby the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Manager or liquidating trustee and approved by the Members.

     10.4 Order of payment and Distribution Upon Dissolution. Upon a dissolution of the Company, the Members shall take or cause to be taken a full account of the Company's assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company's assets and to terminate its business. The cash proceeds from the liquidation, as and when available therefor, shall be applied in the following order of priority:

     10.4(a) to the payment of all taxes, debts and other obligations and liabilities of the Company (including the MAG Loan) and the necessary expenses of liquidation; provided, however, that all debts, obligations and other liabilities of the Company as to which personal liability exists with respect to any Member shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation or other liability of the Company as to which no such personal liability exists; and provided. further, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the Manager deems reasonable and appropriate, shall be established to satisfy such contingent debt, obligation or liability, which reserve shall be distributed as provided in this subsection (a) only upon the termination of such contingency;

     10.4(b) to the Members to the extent of any unpaid Preferred Return;

     10.4(c) to the Members to the extent of any balance of the Non-Manager-Members Adjusted Capital Contributions;

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

     10.4(d) to the Manager to the extent of any balance of the Manager's Adjusted Additional Capital Contributions; and

     10.4(e) the balance, if any, shall be distributed to the Members in accordance with Section 6.12(b)(v).

     10.5 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement or in other written agreements among the Members, each Member shall only be entitled to look solely at the assets of Company for the return of its, his or her positive Capital Account balance and shall have no recourse for its, his or her Capital Contribution and/or share of taxable income (upon dissolution or otherwise) against the Manager or any other Member except as provided in Article 11.

     10.6 Articles of Dissolution. The Manager, if it has not wrongfully dissolved the Company, or the Members, if it has, shall execute Articles of Dissolution in such form as shall be prescribed by the Illinois Secretary of State and file the Articles as required by the Act upon the completion of the winding up of the affairs of the Company.

     10.7 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Distributional Interests. Accordingly, except where the Manager has failed to liquidate the Company as required by this Article 10, each Member hereby waives and renounces his or her right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Article or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.8 shall be in monetary damages only (and not specific performance) and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                                 ARTICLE 11.
                        INDEMNIFICATION AND INSURANCE

     11.1 Indemnification of Agents. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

     11.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

     11.3 Type of Insurance. Manager shall at all times during the term of this Agreement, procure and maintain insurance as required by the Lease.

     11.4  Policies and Endorsements.

     11.4(a) The reasonable cost of all such insurance policies shall be an expense chargeable to the Company. If any such policy of insurance covers properties other than, or afford protection in connection with activities occurring other than in connection with, the Premises, only an allocable portion, reasonably determined by Manager, of the cost of such insurance shall be an expense chargeable to the Premises.

     11.4(b) All insurance provided for under Section 11 of this Agreement shall be effected by policies issued by insurance companies of good national reputation and adequate financial responsibility, licensed to do business in the State.

     11.4(c) Where permitted, all policies of insurance required under Section 11 shall be carried in the name of Company and shall name Manager as additional named insured.

                                  ARTICLE 12.
                                 MISCELLANEOUS

     12.1 Counsel to the Company. Counsel to the Company may also be counsel to any Manager or any Affiliate of a Manager. The Manager may execute, on behalf of the Company and the Members, any consent to the representation of the Company that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction. By his execution hereof, each Member specifically acknowledges that Greenberg Glusker Fields Claman & Machtinger LLP has represented Lewis Wolff on an ongoing and continuous basis; that Wolff has had extensive business dealings with the partners of MAG in which he has been represented by Greenberg Glusker Fields Claman & Machtinger LLP; that Wolff is a substantial investor in and a substantial creditor of Manager; and that Herzog, Fisher, Grayson & Wolfe, A Law Corporation, has represented Manager on an ongoing and continuous basis and has represented certain Affiliates of Wolff, i.e., Keith Wolff and Adam Keller along with entities owned by them. Since there are actual and potential conflicts of interest among the Members due to their differing classes and differing economic and management interests in the Company, each Member should have separate representation to avoid the possibility that Greenberg Glusker Fields Clamam & Machtinger LLP may be influenced in its representation of the Company by its representation of Wolff and his Affliates and MAG, and that Herzog, Fisher, Grayson & Wolfe, A Law Corporation, may be influenced in its representation of the Company by its representation of the Manager or of Affiliates of Wolff. It is possible that if each Member had separate counsel, such counsel might structure the formation of the Company and the transaction in a fashion different than the structure contemplated by the Company. By his execution hereof, each Member confirms that either he has consulted with separate counsel or has determined not to obtain such separate representation and agrees to waive any conflict which is created by the representation by Greenberg Glusker Fields Claman & Machtinger LLP of both Wolff and his Affiliates, MAG and the Company and the representation of Herzog, Fisher & Grayson, A Law Corporation, of both Manager and its Affiliates and the Company. Each Member specifically acknowledges that among the Affiliates of Wolff for whom Greenberg Glusker Fields Claman & Machtinger LLP have performed services are Keith Wolff and Adam Keller, along with entities owned by them; and that Keith Wolff, Adam Keller and/or such entities have ongoing business relationships with Manager and have acted for Manager in connection with its negotiations with MAG. Each Member further specifically acknowledges that Greenberg Glusker Fields Claman & Machtinger LLP has been engaged by GCI to perform services for it relating to employee relations and other labor matters. MAG specifically acknowledges that there may be a conflict between Wolff and his Affiliates, as an investor in and creditor of Manager, and MAG; and that Greenberg Glusker Fields Claman & Machtinger LLP may be influenced in its representation of MAG by its representation of Wolff and his Affiliates, and as persons with an ongoing business relations with GCI. MAG expressly waives such conflict or potential conflict. Each party waives generally each and all of the conflicts and potential conflicts which are outlined in this Section 12.1. Without limiting the foregoing, the Members agree that no attorney shall be precluded from representing a Member (including Manager) in connection with any case, claim, controversy or dispute because of having represented the Company and/or another Member (including Manager).

     12.2 Complete Agreement. This Agreement and the Articles, together with the other documents referred to herein, constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or Manager or have any force or effect whatsoever. To the extent that and provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

     12.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     12.4 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Manager and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     12.5 Pronouns: Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, Corporations Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

     12.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     12.7 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

     12.8 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

     12.9 Power of Attorney. To the extent not inconsistent with the terms of this Agreement, each Member hereby irrevocably constitutes and appoints the Manager his true and lawful attorney-in-fact, with full power and authority, in his name, place and stead, to make, execute, consent to, swear to, seal, acknowledge, record and file:

     12.9(a) any certificates and other instruments which may be required to be filed by the Company or the Member under the laws of the State of Illinois or any jurisdiction in which the Company is conducting, or proposes to conduct, business;

     12.9(b) any and all amendments or modifications of the instruments described in subsection (a);

     12.9(c) all certificates and other instruments which may be required to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement;

     12.9(d) subject to the provisions of Section 4.7 hereof, any deed, promissory note, deed to secure debt, bill of sale and other instruments necessary or appropriate in connection with the sale, leasing, development, operation or financing of the Company's property or any part thereof; and

     12.9(e) all such other instruments and agreements as such attorney-in-fact may deem necessary or desirable in order to carry out the provisions of this Agreement in accordance with its terms.

     Each member hereby acknowledges and agrees that the power of attorney hereby given is a power coupled with an interest and is irrevocable.

     12.10  Disputed Matters: Arbitration.

     12.10(a) Any dispute or difference between the parties arising out of this Agreement, the interpretation of any of the provisions hereof or the action or inaction of any Member or Manager hereunder shall be submitted to and resolved by arbitration as herein provided. Any party may request the American Arbitration Association (the "AAA") to designate one arbitrator, who shall be a retired California Superior Court or Court of Appeals judge.

     12.10(b) The arbitrator shall consider the dispute at issue at Los Angeles, California at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the parties) of the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by a party that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the parties) and shall include an opportunity for the parties to conduct discovery in accordance with California Code of Civil Procedure Section 1283.05, as amended, in advance of the proceeding. Notwithstanding the foregoing, the parties hereto agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for one or more additional 120-day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 12.10 by bringing suit in any court of competent jurisdiction.

     12.10(c) Neither this agreement to arbitrate nor any demand for arbitration hereunder shall waive any party's right to obtain any provisional remedy, including, without limiting the generality of the foregoing, injunctive relief, from any court of competent jurisdiction, as may be necessary in such party's sole and subjective judgment, with respect to matters otherwise subject to arbitration pursuant to the terms of this Agreement. However, if any party seeks or obtains such provisional remedy, an arbitration hereunder shall also be commenced, and, if necessary, the merits of the controversy or claim and/or the determination of an appropriate permanent remedy shall be sealed by arbitration in accordance with this Agreement.

     12.10(d) To the extent judicial proceedings are permitted or required hereunder, any appropriate state or federal district court located in Los Angeles County, California, shall have sole and exclusive jurisdiction over any case or controversy arising hereunder and shall be the proper forum in which to adjudicate such case or controversy.

     12.10(e) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 12.10 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 12.10, or seeking provisional remedies as authorized by this Section

12.10, or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 12.10 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

     12.11 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

     12.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     12.13 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby. In particular, each Member agrees that to the extent required by any licensing authorities or any other public authority, such Member shall cooperate and make available all reasonably necessary information and execute all necessary documents to enable the Company to qualify for and obtain all required licenses.

     12.14 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (1) if personally delivered, when so delivered, (2) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (3) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, or (4) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

     If to GCI:          Grill Concepts, Inc.
                         11661 San Vicente Boulevard, Suite 404
                         Los Angeles, CA 90049
                         Attention: Robert Spivak, President
                         Telecopier No.: 310/820-6530

     with a copy to:     Herzog, Fisher & Grayson
                         9460 Wilshire Boulevard, Fifth Floor
                         Beverly Hills, CA 90212
                         Attention: Michael Grayson, Esq.
                         Telecopier No.: 310/278-5430

     If to Company:      Chicago - The Grill on the Alley
                         c/o Grill Concepts, Inc.
                         11661 San Vicente Boulevard, Suite 404
                         Los Angeles, CA 90049
                         Attention: Robert Spivak, President
                         Telecopier No.: 310/820-6530

     with a copy to:     Herzog, Fisher, Grayson & Wolfe, A Law Corporation
                         9460 Wilshire Boulevard, Fifth Floor
                         Beverly Hills, CA 90212
                         Attention: Michael Grayson, Esq.
                         Telecopier No.: 310/278-5430

     If to MAG:          The Michigan Avenue Group
                         c/o Albert Samoff
                         75 Rockefeller Plaza
                         New York, NY 10019
                         Telecopier No.:

     with a copy to:     The Michigan Avenue Group
                         c/o Wolff-DiNapoli LLC
                         11828 La Grange Avenue, Second Floor
                         Los Angeles, CA 90025
                         Attention: Patricia M. Knott
                         Telecopier No.: 310/477-2522

     with a copy to:     Greenberg Glusker Fields Claman & Machtinger LLP
                         1900 Avenue of the Stars, Suite 2100
                         Los Angeles, CA 90067-4590
                         Attention: Bernard Shearer, Esq.
                         Telecopier No.: 310/553-0687

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     12.15 Amendments. All amendments to this Agreement will be in writing and approved as set forth in Section 4.7.

     12.16 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

     12.17 No Interest in Company Property: Waiver of Action for Partition. No Member or Distributional Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Distributional Interest Owner irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

     12.18 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     12.19 Time is of the Essence. All dates and times in this Agreement are of the essence.

     12.20 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

     12.21 Governing Law. The local, internal laws of Illinois govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Members.

     IN WITNESS WHEREOF, all of the Members of Chicago - The Grill on the Alley LLC, an Illinois limited liability company, have executed this Agreement, effective as of the date written above.

"GCI"

GRILL CONCEPTS, INC., a Delaware corporation

By: /s/
Spivak, President

By: /s/
Michael Weinstock, Secretary

"MAG"

THE MICHIGAN AVENUE GROUP, a general partnership

By:/s/
Albert Sarnoff, General Partner

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